Exhibit 21.1

                              Subsidiaries of IFFC
                       -----------------------------------

1.       International Fast Food Polska, Sp.Zo.o.
2.       IFF - DX Management Sp.Zo.o.
3.       IFF Polska-Kolmer, Sp.Zo.o.
4.       IFF Polska i Spolka Komandytowa Sp.Zo.o.
5.       Pizza King Polska, Sp.Zo.o.
6.       Kroseska Pizza, Sp.Zo.o.